UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2014
VESTIN REALTY MORTGAGE I, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-125347	20-4028839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 W. SUNSET ROAD #200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Company (“VRTA”) announced that on April 30, 2014 VRTA along with Vestin Realty Mortgage II, Inc. (“VRTB”) completed the exchange of their interests in certain parking and storage properties held by VRTB and VRTA for interests in certain office buildings held by MVP REIT, Inc. (“MVP”).

Under the terms of the transaction, VRTB and VRTA collectively transferred to MVP the following property interests: their 68% interest in a Ft. Lauderdale Parking Facility, their 95% interest in the Memphis Court, Memphis Poplar, Kansas City and St. Louis Parking Facilities and their 49% interest in the Red Mountain Storage Facility (the “Transferred Properties”). MVP assumed all indebtedness incurred by VRTB and VRTA in connection with their acquisition of interests in the Transferred Properties. In addition, pursuant to its agreement with VRTB and VRTA, MVP paid to VRTB and VRTA an amount equal to their respective investments in the Acquired Properties plus a 7.5% annual cumulative return less any distributions received by VRTB and VRTA (the “Contractual Return”).

VRTB and VRTA received from MVP its entire interest in four office buildings located at 8860 West Sunset Road, Las Vegas, Nevada, 8905 Post Road, Las Vegas, Nevada, 8925 Post Road, Las Vegas, Nevada and 8945 Post Road, Las Vegas, Nevada (the “Acquired Properties”). VRTB and VRTA assumed their respective pro rata share of the indebtedness incurred by MVP in connection with its acquisition of the Acquired Properties.

The purchase price for VRTB and VRTA’s interests in the Transferred Properties was approximately $10.3 and $3.7 million, respectively, and the related indebtedness was approximately $3.8 and $1.2 million, respectively, resulting in a net value for purposes of the exchange of approximately $9 million. In addition, MVP was obligated to pay VRTB and VRTA approximately $500,000 as their Contractual Return on the Transferred Properties. The aggregate purchase price for MVP’s interests in the Acquired Properties was $25 million and the related indebtedness was approximately $14 million, resulting in a net value of the Acquired Properties for purposes of the exchange of approximately $11 million. In light of the difference between the net value to be received by VRTA and VRTB and the net value transferred by VRTB and VRTA, VRTB and VRTA paid MVP approximately $1.4 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE I, INC.

	By	Vestin Mortgage, LLC, its sole manager

Date: May 6, 2014	By	/s/ Tracee Gress
Tracee Gress
Chief Financial Officer